EXHIBIT 10.1
PLAYSTUDIOS, INC.
2021 EQUITY INCENTIVE PLAN RESTRICTED STOCK UNIT GRANT AGREEMENT
(For Employees)
This Restricted Stock Unit Grant Agreement is made and entered into by and between PLAYSTUDIOS, Inc. (the “Company”) and the Participant effective as of Acceptance by the Participant.
1.DEFINED TERMS. Capitalized terms not defined in this Restricted Stock Unit Grant Agreement have the meanings ascribed to them in the Plan.
1.1“Accept”, “Accepts” or “Acceptance” means the act of Participant clicking on “Accept Your Grant” in the Plan Portal, which action signifies Participant’s agreement to become a party to this Agreement.
1.2“Agreement” means this agreement and the data set forth on the Plan Portal that identifies in detail the Participant, the RSU grant, Grant Date, number of shares, vesting conditions, vesting schedule, expiration date, and other information about the RSU, whether expressed using the terms defined in this agreement or the Plan, or terms that by their context would have the same meanings.
1.3“Employer” means the Company or any of its Subsidiaries, as applicable.
1.4“Grant Date” means the date on which the grant of RSUs was approved by the Board of Directors of the Company.
1.5“Grant ID” means the number assigned to this Agreement in the Plan Portal.
1.6“Participant” means the employee of the Company who is the recipient of a grant of RSUs under this Agreement.
1.7“Plan” means the PLAYSTUDIOS, Inc. 2021 Equity Incentive Plan, a copy of which is available on the Plan Portal.
1.8“Plan Portal” means the web-based access to information about the RSU available to Participant via nb.fidelity.com by the use of Participant’s unique Username and Password.
1.9“RSU” means a contingent and unsecured promise by the Company to deliver one Share on the settlement date for each RSU that vests, as set forth in Section 4 below.
1.10“Share” means one share of Class A common stock of the Company.
2GRANT OF RSUs. Subject to the terms and conditions contained herein, including any applicable country-specific provisions in the Appendix attached hereto, which constitutes part of the Agreement, and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant, on the Grant Date, the number of RSUs, with the vesting schedule as set forth in the Plan Portal. The RSUs have been granted to the Participant as an incentive for the Participant to continue to provide services to the Employer, and to align the Participant’s interests with those of the Company. Each RSU corresponds to one Share. Each RSU constitutes a contingent and unsecured promise by the Company to deliver one Share on the settlement date, as set forth in Section 5.
3VESTING; FORFEITURE. The RSUs shall vest in accordance with the vesting schedule, subject to the Participant’s continuous service with the Company and its Subsidiaries through each applicable vesting date. All unvested RSUs shall be immediately forfeited upon the Participant’s Termination of Service for any reason. All RSUs, whether vested or unvested, shall be immediately forfeited upon the Participant’s (i) Termination of Service due to the Participant’s termination by the Company or its Subsidiaries for Cause or (ii) breach of any restrictive covenants to which the Participant is subject with respect to the Company or its Affiliates.
4TAXES AND WITHHOLDING
4.1The Participant acknowledges that, regardless of any action taken by the Company, or if different, the Affiliate employing or engaging Participant (the “Employer”), the ultimate liability for all income tax (including U.S. federal, state, and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (the “Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant of the RSU, the vesting of the RSU, the issuance of shares in settlement of vesting of the RSU, the subsequent sale of any Shares acquired pursuant to the RSU and the receipt of any dividends or Dividend Equivalent; and (ii) do not commit to and are under no obligation to reduce or eliminate the Participant’s liability for Tax-Related Items. Further, if the Participant becomes subject to taxation in more than one country, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.

4.2On each vesting date, and on or before the time the Participant receives a distribution of the shares underlying the Participant’s RSUs, and at any other time as reasonably requested by the Company in accordance with applicable law, the Participant agrees to make adequate provision for any sums required to satisfy the withholding obligations of the Company, the Employer or any Affiliate in connection with any Tax-Related Items that arise in connection with the Participant’s RSU (the “Withholding Taxes”). The Company shall arrange a mandatory sale (on the Participant’s behalf pursuant to the Participant’s authorization under this section and without further consent) of the Shares issued in settlement upon the vesting of the Participant’s RSUs in an amount necessary to satisfy the Withholding Taxes and shall satisfy the Withholding Taxes by withholding from the proceeds of such sale (the “Mandatory Sell to Cover”). The Participant hereby acknowledges and agrees that the Company shall have the authority to administer the Mandatory Sell to Cover arrangement in its sole discretion with a registered broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) as the Company may select as the agent (the “Agent”) who will sell on the open market at the then prevailing market price(s), as soon as practicable on or after each date on which the Participant’s RSUs vest, the number (rounded up to the next whole number) of the Shares to be delivered to the Participant in connection with the vesting of the RSUs sufficient to generate proceeds to cover (i) the Withholding Taxes that the Participant is required to pay pursuant to the Plan and this Agreement as a result of the vesting of the RSUs (or Shares being issued thereunder, as applicable) and (ii) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto, and any remaining funds shall be remitted to the Participant.
4.3If, for any reason, such Mandatory Sell to Cover does not result in sufficient proceeds to satisfy the Withholding Taxes, the Company or an Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes relating to the Participant’s RSU by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to the Participant by the Company or the Employer; (ii) causing the Participant to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company); or (iii) withholding Shares from the Shares issued or otherwise issuable to the Participant in connection with the Participant’s RSUs with a Fair Market Value (measured as of the date Shares are issued to Participant) equal to the amount of such Withholding Taxes; provided, however, that the number of such Shares so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Company’s Board or Compensation Committee.
4.4Unless the tax withholding obligations of the Company and/or any Affiliate with respect to the Tax-Related Items are satisfied, the Company shall have no obligation to deliver to the Participant any Shares.
4.5In the event the Company’s obligation to withhold arises prior to the delivery to the Participant of Shares or it is determined after the delivery of Shares to the Participant that the amount of the Tax-Related Items withholding obligation was greater than the amount withheld by the Company or the Participant’s Employer, the Participant agrees to indemnify and hold the Company and the Participant’s Employer harmless from any failure by the Company or the Participant’s Employer to withhold the proper amount.
4.6The Participant acknowledges that the Mandatory Sell to Cover is imposed by the Company on the Participant pursuant to the terms of the RSU.
4.7The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts, or other applicable withholding rates, including maximum applicable rates in the Participant’s jurisdiction(s). If the maximum rate is used, any over-withheld amount may be refunded to the Participant in cash by the Company or Employer (with no entitlement to the equivalent in Shares), or if not refunded, the Participant may seek a refund from the local tax authorities. The Participant must pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.
5.SETTLEMENT.
5.1Except as otherwise set forth in the Plan the vested RSUs will be settled in Shares and the Participant5 shall receive in settlement an issuance of a number of Shares that corresponds to the number of RSUs that have become vested as of the applicable vesting date, which settlement shall be delivered on the applicable vesting date; provided, however, if such vesting date falls on a date that is not a business day, such delivery date shall instead fall on the next following business day (the "Original Distribution Date").
5.2Notwithstanding the foregoing, if (i) selling Shares in the public market on the Original Distribution Date to satisfy the Participant’s tax withholding obligation in accordance with the terms of Section 4 of this Agreement is prohibited for any reason, and (ii) the Company elects not to instead satisfy its tax withholding obligations by withholding Shares from the Participant’s distribution, then such Shares shall not be delivered on such Original Distribution Date and shall instead be delivered to the Participant on the earliest of: (1) the first date that the Participant is not prohibited from selling Shares in the open market, or (2) such earlier date that the Company elects to satisfy its tax withholding obligation by withholding Shares from such distribution; provided, however, that notwithstanding the foregoing, in no event will the Shares be delivered to the Participant any later than: (A) December 31 of the calendar year in which the Original Distribution Date occurs (that is, the last day of the taxable year in which the Original Distribution Date occurs), or (B) if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the Shares are no longer subject to a "substantial risk of forfeiture" within the meaning of Treasury Regulations Section 1.409A-1(d). Delivery of the Shares is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such manner.
6.DIVIDEND EQUIVALENT PAYMENTS. Until the RSUs settle, if the Company pays a dividend on Shares, the Participant will be entitled to a payment in the same amount as the dividend the Participant would have received if he or she held Shares in respect of his or her vested and unvested RSUs held but not previously forfeited immediately prior to the record date of the dividend (a “Dividend Equivalent”). No such Dividend Equivalents will be paid to the Participant with respect to any RSU that is thereafter cancelled or forfeited prior to the applicable vesting date. The Committee will determine the form of payment in its sole discretion and may pay Dividend Equivalents in Shares, cash or a combination thereof. The Company will pay the Dividend Equivalents within forty-five (45) days of the vesting date of the RSUs to which such Dividend Equivalents relate.
7.NONTRANSFERABILITY. No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested Shares issuable hereunder, unless otherwise provided by the Committee.
8.RIGHTS AS STOCKHOLDER. The Participant will not have any rights as a stockholder in the Shares corresponding to the RSUs prior to settlement of the RSUs.
9.SECURITIES LAW COMPLIANCE. The Company may, if it determines it is appropriate, affix any legend to the stock certificates representing Shares issued upon settlement of the RSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. The Company may advise the transfer agent to place a stop order against such Shares if it determines that such an order is necessary or advisable.
10.COMPLIANCE WITH LAW. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon settlement of the RSUs (whether directly or indirectly, whether or not for value and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation or policy of any of the exchanges, associations or other institutions with which the Company has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.
11.MISCELLANEOUS.
11.1No Right To Continued Employment or Service. This Agreement shall not confer upon the Participant any right to continue in the employ or service of the Company or a Subsidiary, including the Employer, or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or a Subsidiary, including the Employer, to modify the terms of or terminate the Participant’s employment or service at any time.
11.2No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the RSUs.
11.3Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the RSUs are subject to the terms and conditions of Section 18 of the Plan (regarding reduction, cancellation, forfeiture or recoupment of Awards upon the occurrence of certain specified events).
11.4Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.
11.5Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement or the Plan. Subject to the Company’s rights pursuant to Sections 5(c), 12, 14(a) and 19 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant in a material manner with respect to the RSUs granted pursuant to this Agreement.

11.6Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
11.7Entire Agreement. This Agreement and the Plan contain all of the understandings between the Company and the Participant concerning the RSUs granted hereunder and supersede all prior agreements and understandings.
11.8Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.
11.9Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.
11.10Compliance with Section 409A of the Internal Revenue Code.
(a)The RSUs are intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto and shall be interpreted in accordance with Section 409A and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date. The Company reserves the right to modify the terms of this Agreement, including, without limitation, the payment provisions applicable to the RSUs, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to the RSUs so that the RSUs do not become deferred compensation under Section 409A.
(b)For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.
(c)Notwithstanding any provision in the Plan or this Agreement to the contrary, if the Participant is a “specified employee” and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Termination of Service, such payment shall be delayed for a period of six (6) months after the date the Participant Terminates Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period unless another compliant date is specified in the applicable agreement. If the RSUs include a “series of installment payments” (within the meaning of Treas. Reg. § 1.409A-2(b)(2)(iii)), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the RSUs include “dividend equivalents” (within the meaning of Treas. Reg. § 1.409A-3(e)), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the RSUs.
(d)Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or an Affiliate, including the Employer, be liable to the Participant on account of failure of the RSUs to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, under Section 409A.

APPENDIX
COUNTRY SPECIFIC PROVISIONS FOR EMPLOYEES OUTSIDE THE U.S.
Terms and Conditions
At such time as the Committee issues an RSU under the Plan to a Participant who resides and/or works outside of the United States, the Committee may adopt and include in this Appendix additional terms and conditions that govern such RSU. This Appendix forms part of the Agreement. Any capitalized term used in this Appendix without definition will have the meaning ascribed to it in the Agreement or the Plan, as applicable.
If Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working, or Participant transfers employment and/or residency between countries after the Grant Date, the Company will, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to Participant under these circumstances.
Notifications
This Appendix also includes information relating to exchange control, securities laws, foreign asset/account reporting and other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control, foreign asset/account reporting and other laws in effect in the respective countries as of September 2021. Such laws are complex and change frequently. As a result, Participant should not rely on the information herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time that Participant vests in the RSUs, sells Shares acquired under the Plan or takes any other action in connection with the Plan.
In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.
Finally, if Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working and/or residing, or Participant transfers employment and/or residency after the Grant Date, the information contained herein may not apply to Participant in the same manner.
Country-Specific Terms
Israel
The following provisions will apply if the Participant is an employee of an Israeli resident subsidiary of the Company on the Grant Date.
Israeli Sub-Plan: The RSUs and underlying Shares shall be subject to the provisions of the Plan and the Sub-Plan for Israeli Participants (the “Israel Sub-Plan”). The terms used herein shall have the meaning ascribed to them in the Plan and the Israel Sub-Plan.
Designation. The RSUs are intended to be subject to the trustee capital gain route of Section 102 of the Israeli Tax Ordinance New Version 1961 (“Section 102” and “Capital Gains Route”), subject to compliance with the requirements under Section 102 and any rules or regulations thereunder, including the execution of this Agreement and the required declarations. However, in the event the RSUs do not meet the requirements of Section 102, such RSUs and the underlying Shares shall not qualify for the favorable tax treatment under the Capital Gains Route. The Company makes no representations or guarantees that the RSUs will qualify for favorable tax treatment and will not be liable or responsible if favorable tax treatment is not available under Section 102.
Settlement. Despite section 4 of the Agreement, the RSUs shall only be settled in Shares.
The Trustee. The RSUs and the Shares issued upon vesting and/or any additional rights, including without limitation any right to receive any dividends or any shares received as a result of an adjustment made under the Plan, that may be granted in connection with the RSUs (the “Additional Rights”) shall be issued to or controlled by the Trustee for the Participant’s benefit under the provisions of the Capital Gains Route for at least the period stated in Section 102 or any other period of time determined by the Israel Tax Authority (“ITA”). In accordance with the requirements of Section 102 and the Capital Gains Route, the Participant shall not sell nor transfer from the Trustee the Shares or Additional Rights until the end of the period required under Section 102 or any shorter period determined by the ITA (the “Holding Period”). Notwithstanding the above, if any such sale or transfer occurs before the end of the Holding Period, the sanctions under Section 102 shall apply and shall be borne by the Participant.
Taxes. Tax shall not generally be due upon vesting but upon sale or release of the Shares from the Trustee. Any and all taxes due in relation to the RSUs and Shares, shall be borne solely by the Participant and in the event of death, by the Participant's heirs. The Company, Participant's employer and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, the rules, and regulations, including withholding taxes at source. Furthermore, the Participant hereby agrees to indemnify the Company, the Participant's employer and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company, the Participant's employer and/or the Trustee, to the extent permitted by law, shall have the right to deduct from any payment otherwise due to the Participant, or from proceeds of the sale of any Shares, an amount equal to any Taxes required by law to be withheld with respect to such Shares. The Participant will pay to the Company, the Participant's employer or the Trustee any amount of taxes that the Company, the Participant's employer or the Trustee may be required to withhold with respect to any Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver any Shares if the Participant fails to comply with the Participant's obligations in connection with the taxes as described in this section. Any fees associated with any vesting, sale, transfer or any act in relation to the RSUs and the Shares, shall be borne by the Participant. The Trustee and/or the Company, the Participant's employer shall be entitled to withhold or deduct such fees from payments otherwise due to/from the Company, the Participant's employer or the Trustee.
Dividend Equivalents shall be subject to ordinary income tax upon payment.
Securities Law Exemption. An exemption from the requirement to file a prospectus with respect to the Plan and the RSUs will be obtained by the Company from the Israeli Securities Authority. Copies of the Plan and Form S-8 registration statement for the Plan filed with the U.S. Securities and Exchange Commission are available free of charge upon request from the Participant's local human resources department.
Acknowledgments. By accepting the RSUs the Participant hereby understands, acknowledges, agrees as follows: (i) Participant is familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, including without limitations the provisions of the tax route applicable to the Participant's RSUs and agrees to comply with such provisions, as amended from time to time, provided that if such terms are not met, the specific tax route may not apply; (ii) the Participant accepts the provisions of the trust agreement signed between the Company and the Trustee, and agrees to be bound by its terms; (iii) the Participant acknowledges that selling the Shares or releasing the Shares from the control of the Trustee prior to the termination of the Holding Period constitutes a violation of the terms of Section 102 and agrees to bear the relevant sanctions; (iv) the Participant authorizes the Company to provide the third party share plan administrator nominated by the Company and the Trustee with any information required for the purpose of administering the Plan including executing their obligations according to Section 102, the trust deed and the trust agreement, including without limitation information about the Participant's RSUs, Shares, income tax rates, salary bank account, contact details and identification number and acknowledges that the information might be shared with an administrator who is located outside of Israel, where the level of protection of personal data is different than in Israel.